EXHIBIT 8.1


                                  LAW OFFICES
                  NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.
A REGISTERED LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

                                                        OTHER OFFICES:
                         400 COLONY SQUARE        Charleston, South Carolina
                            SUITE 2200            Charlotte, North Carolina
                    1201 PEACHTREE STREET, N.E.    Columbia, South Carolina
                     ATLANTA, GEORGIA  30361       Florence, South Carolina
                     TELEPHONE (404) 817-6000     Greenville, South Carolina
                     FACSIMILE (404) 817-6050    Myrtle Beach, South Carolina




July 30, 1996



Kinark Corporation
7060 South Yale Ave.
Tulsa, OK  74136

Ladies and Gentlemen:

We have served as counsel to Kinark Corporation, a Delaware corporation (the "Company"), in connection with the issuance of stock rights (the "Rights") relating to the Company's common stock, $ .10 par value (the "Common Stock"), as described in the Form S-3 Registration Statement under the Securities Act of 1933 filed by the Company with the Securities and Exchange Commission, as amended by Pre-Effective Amendment No. 1 and Pre-Effective Amendment No. 2 (the "Registration Statement"). In connection therewith, you have requested our opinion as to certain federal income tax matters relating to the Rights, as set forth below. The terms used herein which are defined in the Registration Statement shall have the respective meaning set forth in the Registration Statement, unless otherwise defined herein.

In giving the opinion set forth below, we have relied upon certifications and letters provided to us by governmental officials. As to matters of fact set forth below, and matters of fact which form the basis for any opinion set forth below, we have relied, with your permission, solely upon one or more of (i) certificates presented to us and statements of officers, employees, and independent accountants of the Company, and (ii) the statements and matters set forth in the Registration Statement. In giving the opinion set forth below, we have not attempted, and undertake no responsibility, to independently verify any factual matters in connection with the giving of the opinion set forth below.

In giving the opinion set forth below, we have made the following assumptions regarding facts that we do not know to be true:

1. The Company is a corporation, validly existing and in good standing under the laws of the State of Delaware and all other applicable laws to which it is subject. The Company has full power and authority to consummate the transactions described in the Registration Statement. All transactions described in the Registration Statement, and all acts required in connection therewith, have been duly authorized by all necessary corporate action on the part of the Company. All documents and instruments executed by the Company in connection therewith have been duly executed and delivered on behalf of, and are binding upon and enforceable against, the Company.

2. The signatures of all persons signing any document or instrument delivered in connection with the consummation of the transactions contemplated by the Registration Statement are genuine, and all such persons executing such documents have been duly authorized to execute and deliver such documents and instruments.

3. All natural persons executing any document or instrument delivered in connection with the consummation of the transactions contemplated by the Registration Statement have legal competency to do so. All documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies conform to the original documents which are themselves authentic.

4. No event will take place subsequent to the date hereof which would cause any act taken in connection with the transactions contemplated by the Registration Statement to fail to comply with any law, rule, regulation, order, judgment, decree, or duty.

5. Any certificate, representation, telegram, or other document on which we have relied that is given or dated on or prior to the date hereof continues to remain accurate, insofar as relevant to such opinion, from such earlier date through and including the date of this letter.

6. Upon exercise of, and otherwise in relation to, the Rights, the applicable holder of Common Stock exercising the Rights shall be entitled to receive only Common Stock issued by the Company, and no person shall be entitled to receive any other property, rights or entitlements from the Company or any other person (except that holders of Common Stock who exercise the Rights may designate in writing that the Common Stock to be issued as a result of such exercise shall be issued in the name of one or more other persons). The issuance of Common Stock pursuant to the exercise of any of the Rights will not result, and no circumstance or arrangement in respect of the Rights will result, directly or indirectly, in the receipt of other than Common Stock by holders of Common Stock. No circumstance or event relating directly or indirectly to the Rights will result in the receipt of other than Common Stock by holders of Common Stock. The issuance of the Rights, and transactions and entitlements associated with the Rights do not relate to other than Common Stock, and do not involve, directly or indirectly, with respect to the exercise of the Rights, other than the issuance of Common Stock.


7. The issuance of the Rights, and the rights and obligations of and the limitations upon holders of the Rights in respect of the Rights, will be solely as set forth in the Registration Statement.

8. At no time (past, present or future) has or will any circumstance, event or arrangement in relation to the Rights give rise to any conversion ratio, redemption rights or other features, or any other transaction or arrangement (including, without limitation, a recapitalization) having an effect similar to any or all of the foregoing in respect of the Common Stock.

On the basis of such assumptions, and subject to the limitations and qualifications set forth herein, we are of the opinion that it is more likely than not that, under the federal income tax laws of the United States of
America:

1. Holders of Common Stock will not recognize gross income, for federal income tax purposes, as a direct result of the receipt of the Rights.

2. Except as provided in the following sentence, the federal income tax basis of the Rights received by a holder of Common Stock as a distribution with respect to the Common Stock held by such holder will be zero. However, if either (i) the fair market value of the Rights on the date of issuance thereof is 15% or more of the fair market value (on the date of issuance) of the Common Stock with respect to which they are received, or (ii) the holder of the Common Stock elects, in his or her federal income tax return for the taxable year in which the Rights are received, to allocate part of the basis of such shares of the Common Stock to the Rights, upon exercise or sale of the Rights, the holder's federal income tax basis in such Common Stock will be allocated between the Common Stock and the Rights in proportion to the fair market value of each on the date of issuance.

3. The holding period of the Rights received by each holder as a distribution on such holder's Common Stock will include the holder's holding period (as of the date of issuance) for the shares of the Common Stock with respect to which the Rights were issued.

4. Holders of the Common Stock who allow the Rights received by them at the issuance to lapse will not recognize any gain or loss for federal income tax purposes, and no adjustment will be made to the federal income tax basis of the shares of Common Stock, if any, owned by such holders of the Rights.

5. Holders of the Rights will not recognize any gain or loss for federal income tax purposes upon the exercise of such Rights. The federal income tax basis of the Common Stock acquired through exercise of the Rights will generally be equal to the sum of the subscription price therefor and the holder's basis in such Rights (if any).

6. The holding period for the Common Stock acquired through the exercise of the Rights will begin on the date such Rights are exercised.

The opinion set forth in this letter is expressly limited and qualified as follows, in addition to the other limitations and qualifications set forth in this letter:

     a. The opinion expressed herein is limited to matters of the federal income tax laws of the United States of America, with respect to the issuance by the Company of the Rights. No opinion is expressed as to any issue which is governed by any other laws.

     b. Our opinion is limited to the matters expressly stated herein, and no opinion may be inferred or implied beyond the matters expressly stated.

     c. Our opinion is being furnished to the Company, and is solely for the Company's benefit. No other person shall be entitled to rely on such opinion, and the Company is not entitled to rely on such opinion in any context other than with respect to the Rights. No copy of this letter or opinion herein may be given to any person, other than the Company, without our prior written consent.

     d. Our opinion is qualified in its entirety by reference to, and is based upon, applicable laws, regulations, rulings and decisions currently in effect on the date of this letter, as those laws, regulations, rulings and decisions are interpreted on such date. We undertake no responsibility to revise or supplement this letter to reflect any changes in the law, regulations, rulings or decisions, or any interpretation of one or more of the foregoing, after the date of this letter. Our opinion does not discuss all aspects of federal income taxation that may be relevant to a particular investor or to certain types of investors subject to special treatment under the United States' federal income tax laws (for example, without limitation, banks, dealers in securities, life insurance companies, tax exempt organizations and foreign taxpayers), and does not address any aspect of state, local or foreign tax laws. Our opinion does not discuss any matters other than certain matters expressly discussed in such opinion in relation to holders of Common Stock who will receive the Rights and any Common Stock received therefor upon exercise as capital assets.

     e. We have acted as counsel to the Company pursuant to the Rights, and this letter is given solely in our capacity as counsel to the Company. We have not acted as counsel to any other person in connection with the Rights.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

                                   Very truly yours,


                                /s/ NELSON MULLINS RILEY
                                    & SCARBOROUGH, L.L.P.